Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
Commonwealth Bank Officers Superannuation Corporation Pty Limited	EP (AU registered)
ASB Bank Limited	BK/HC (NZ registered)
ASB Group Investments Limited	IA (NZ registered)
The Colonial Mutual Life Assurance Society Limited	IC (AU registered)
Avanteos Investments Limited	IA (AU registered)
ASB Holdings Limited	HC (NZ registered)